Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related prospectus of AngloGold Ashanti Limited (the “Company”) and AngloGold Ashanti Holdings Finance plc. (the “Subsidiary”) for the registration by the Company of its ordinary shares, debt securities, and warrants and rights to purchase ordinary shares, and by the Subsidiary of its debt securities, and to the incorporation by reference therein of our reports dated May 4, 2009 with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company for the year ended December 31, 2008 filed with the Securities and Exchange Commission on Form 20-F on May 5, 2009.

/s/ Ernst & Young Inc

Ernst & Young Inc Registered Auditor

Johannesburg, Republic of South Africa
August 28, 2009